February 22, 2011

Dear member:

In the attached news release, FHLBank Pittsburgh today reported 2010 net income of $8.3 million and announced the repurchase of approximately $200 million in excess capital stock for tomorrow, February 23, 2011. We are pleased that the Bank is able to repurchase excess capital stock again this quarter.

Limited Excess Capital Stock Repurchase
The Bank will repurchase approximately $200 million in excess capital stock. The amount to be repurchased from any member will be the lesser of the amount of the member’s excess capital stock or five percent of the member’s total capital stock, based on shares outstanding at close of business today, February 22. Members who do not have excess capital stock or who are in transition under the amended Capital Plan will not participate in the repurchase. The capital stock repurchase amount will be credited to members’ DDA accounts tomorrow, Wednesday, February 23, 2011.

If you have questions regarding the capital stock repurchase, please contact your relationship manager.

While we are encouraged by today’s announcements, tomorrow’s limited repurchase of capital stock does not signal that similar repurchases will occur automatically going forward; rather, decisions on any future capital stock repurchases will be made on a quarterly basis. We will continue to monitor the condition of our private-label MBS portfolio, our overall financial performance and retained earnings position, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of any excess capital stock repurchases or dividends in future quarters.

Reminder Regarding Upcoming Required Annual Minimum Stock Calculation
In mid-March, you will receive your updated Membership Asset Value, which is based on December 31, 2010 call report data. This will be sent in the mail and later posted on Bank4Banks along with the Annual Minimum Stock Calculation, which includes the updated MAV. The Annual Minimum Stock Calculation must be certified by your institution. For any members needing to purchase additional capital stock to meet their new requirement, these purchases will be made on April 8, 2011.

I look forward to speaking with you on the quarterly call March 2 at 9:30 a.m. If you have not yet registered to attend the call, please click here.

Sincerely,

Winthrop Watson